UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 21, 2010

GOLD HORSE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Florida	0-30311	22-3719165
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 31 Tongdao South Road, Hohhot, Inner Mongolia, China	010030
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	86(471)339-7999

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 21, 2010 and effective July 1, 2010, the Company elected Noel "Bud" Robyn as an independent director. On June 23, 2010, the Company issued a press release to announce this action. A copy of the press release is being filed as Exhibit 99.1.

For services as a director, the Company shall pay Mr. Robyn an annual fee of 30,000 restricted shares of the Company's common stock. A copy of Mr. Robyn's director agreement is filed as Exhibit 10.1

Currently, Mr. Robyn is retired and provides business consulting services to various businesses. From 1999 to 2002, Mr. Robyn was Senior Vice President of Thunderbird School of Global Management, where he managed all executive degree and certificate education activities in the US and multiple international locations and where he built a "best-in-industry" global presence. Prior to Thunderbird, from 1997 to 1999, Mr. Robyn was the director of the University of Miami's Executive Education Center where he established the new center, developed its mission, objectives, strategies and programs, and created relationships with industry and community leaders. In 1995 and 1996, he was the managing director of the global business of a pharmaceutical/biological products division of Rhone Poulenc, now Merial, a subsidiary of Sanofi Aventis. During 1989 to 1994, he was the president and managing director of the Latin American division of ConAgra Foods and from 1985 to 1989, he was president and managing director of the South American division of Ralston Purina, with full P&L responsibilities for 27 plants, 2400 employees, and $300 million in sales of consumer products, commercial animal feeds and integrated poultry operations.

Item 7.01	Regulation FD Disclosure.

On June 23, 2010, Gold Horse International, Inc. announced that it has elected Mr. Noel "Bud" Robyn as an independent director. A copy of the press release is filed as Exhibit 99.1 to this report.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Director's agreement with Noel "Bud" Robyn dated June 21, 2010

99.1	Press release issued June 23, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLD HORSE INTERNATIONAL, INC.

Date: June 23, 2010	By:	/s/ Liankuan Yang
Liankuan Yang,
Chief Executive Officer